As filed with the Securities and Exchange Commission on June 4, 2010

No. 033-97542

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROTECTION ONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-1063818
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1035 N. 3rd Street, Suite 101
Lawrence, KS	66044
(Address of Principal Executive Offices)	(Zip Code)

Employee Stock Purchase Plan

(Full title of the plan)

J. Eric Griffin, Esq.

General Counsel

4221 West John Carpenter Freeway

Irving, TX 75063

 (Name and address of agent for service)

(785) 856-5500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Protection One, Inc. (the “Company”) filed a Registration Statement on Form S-8 (No. 033-97542) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on September 29, 1995.  The Company filed Post-Effective Amendment No. 1 on Form S-8 (No. 333-30328) (“PE Amendment No. 1”) with the SEC on July 5, 2000 and filed Post-Effective Amendment No. 2 on Form S-8 (No. 333-30328) (“PE Amendment No. 2”) with the SEC on September 25, 2001, each of which amends the Registration Statement.  On June 4, 2010, pursuant to that certain Agreement and Plan of Merger, dated as of April 26, 2010, by and among the Company, Protection Acquisition Sub, Inc., a Delaware corporation, and Protection Holdings, LLC, a Delaware limited liability company (“Holdings”) (as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated May 21, 2010), the registrant will become an indirect wholly owned subsidiary of Holdings.  As a result of the transactions contemplated thereby, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement, PE Amendment No. 1 and PE Amendment No. 2.

This Post-Effective Amendment No. 1 on Form S-8 (No. 033-97542) is being filed to deregister, as of the effectiveness of this post-effective amendment, all unsold shares of common stock, par value $.01 per share, the sale of which was registered under the Registration Statement, PE Amendment No. 1 and PE Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, State of Texas, on the 4th day of June, 2010.

PROTECTION ONE, INC.
By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Vice President, General Counsel and Secretary